Exhibit 99.2

Minatura Gold (MGOL) Announces Change in Officers and Directors Consistent with MGOL's Gold Mining Acquisition Strategy

Minatura Gold (OTCBB:MGOL) announced today that it has put into place new officers and directors to commence gold mining operations in Colombia in anticipation of completing its merger with Gold Resource Partners, LLC.

Steve Causey, the former sole officer and director of MGOL, indicated that: "Once we determined to pursue the acquisition of gold mining entities in Colombia, we wanted to place a 100% commitment to completing the acquisitions, which required that I step aside as director in addition to my officer functions and place the management in the hands of the knowledgeable individuals in regards to the transaction."

The board of directors of MGOL has nominated Paul Dias and Bill McVey as directors, and Mr. Causey has resigned his position as the sole director. The board then elected Juan Perez as President, Paul Dias as Chief Executive Officer, and Bill McVey as Secretary and Treasurer.

Speaking on behalf of the new management team, Paul Dias, a founder of Gold Resource Partners, indicated that: "The change in the board of directors and officers of MGOL is intended to expedite the process of: (i) effectuating our gold mining operations under MGOL, (ii) attracting additional capital for MGOL to be primarily utilized in the Colombian operations, and (iii) establishing management continuity upon completion of the Colombian acquisitions. We are extremely grateful for the assistance of Mr. Causey in this management exchange."

Bill McVey, a newly elected officer and director of MGOL and a co-founder of Gold Resource Partners, and substantial investor in Gold Resource Partners and its related entities, said that: "I am excited to become part of MGOL at this early stage and look forward to closing the merger with Gold Resource Partners, which would bring substantially all the Colombian gold mining operations under the roof of MGOL."

Juan Perez, the newly elected president of MGOL, a former professor at the Faculty of Mines in Medellin with over 30 years of mining and exploration in Colombia, stated, "This is just the beginning of a project that Paul Dias started over 7 years ago. With over 99,000 acres of property under our management and production already occurring in the San Pablo Gold Mine located in the mining district of Segovia-Remedios, which is one of our acquisitions, we are postured to become a major player in the gold mining operations in Colombia."

Forward-Looking Statement: The statements in this press release regarding any implied or perceived benefits from the change in management or the Merger with Gold Resource Partners, and plans to own and operate mining concessions and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the transition of management of MGOL, our ability to complete the acquisitions, the continued ownership and operation of mining concessions, production of gold at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as gold, continued maintenance of the operating business, price of gold, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information go to www.minaturagold.com

Minatura Gold
Paul Dias, 310-755-5830